Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form S-4 No. 333-218179) pertaining to the 2004 Employee and Director Equity-Based Compensation Plan, as amended and restated, of Becton, Dickinson and Company of our reports dated November 22, 2017, with respect to the consolidated financial statements of Becton, Dickinson and Company, and the effectiveness of internal control over financial reporting of Becton, Dickinson and Company, included in its Annual Report (Form 10-K) for the year ended September 30, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

December 29, 2017